                                                                 EXHIBIT 1-B
                                                                 -----------



                               PRICING AGREEMENT
                               -----------------



Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285

   as Representatives of the several
     Underwriters named in Schedule I hereto,


                                                                 March 28, 1995



Dear Sirs:

     Ameritech Capital Funding Corporation (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 28, 1995 (the "Underwriting Agreement"), between the Company and Ameritech Corporation ("Ameritech") on the one hand and Lehman Brothers Inc. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). The Designated Securities will be guaranteed unconditionally as to payments of principal, premium, if any, and interest by Ameritech. Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     If the foregoing is in accordance with your understanding, please sign and return to us seven (7) counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Company and Ameritech. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company or Ameritech for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                    Very truly yours,

                                    AMERITECH CAPITAL FUNDING
                                      CORPORATION

                                    By:  /s/ R. L. Crichton
                                        -----------------------

                                    Title: President


                                    AMERITECH CORPORATION


                                    By:  /s/ O. G. Shaffer
                                        -----------------------

                                    Title: Executive Vice President
                                           and Chief Financial
                                           Officer

Accepted as of the date hereof:

LEHMAN BROTHERS INC.


By:  /s/ B. McDade
    ------------------------

Title:   Managing Director
       ---------------------


on behalf of Lehman Brothers Inc.
and the other several Underwriters

                                   SCHEDULE I


                                                    Principal Amount of
                                                   Designated Securities
  Underwriter                                         to be Purchased
  -----------                                      ---------------------

Lehman Brothers Inc.                                    $ 96,161,000
Goldman, Sachs & Co.                                    $ 96,000,000
                                                        ____________

                                            Total       $192,161,000

                                  SCHEDULE II


TITLE OF DESIGNATED SECURITIES:

     7-1/2% Debentures due April 1, 2005 (the "Debentures")


AGGREGATE PRINCIPAL AMOUNT:

     $192,161,000


PRICE TO PUBLIC:

     99.915% of the principal amount of the Notes, plus accrued interest from April 1, 1995


PURCHASE PRICE BY UNDERWRITERS:

     99.265% of the principal amount of the Notes, plus accrued interest from April 1, 1995


SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

     Federal (same day) funds


INDENTURE:

     Indenture, dated January 1, 1990, among the Company, Ameritech and Bank of America Illinois (formerly known as Continental Bank, National Association), as Trustee (the "Trustee")


MATURITY:

     April 1, 2005


INTEREST RATE:

     7-1/2% per annum


INTEREST PAYMENT DATES:

Semi-annual interest payments April 1 and October 1, commencing October 1, 1995


REDEMPTION PROVISIONS:  N/A

SINKING FUNDS PROVISIONS:  N/A


EXTENDABLE PROVISIONS:  N/A


TIME OF DELIVERY:  9:30 a.m., Chicago time, April 4, 1995


CLOSING LOCATION:   Winston & Strawn
                    35 W. Wacker Drive
                    Chicago, Illinois 60601


NAMES AND ADDRESSES OF REPRESENTATIVES:

     Designated Representatives:    Lehman Brothers Inc.

     Address for Notices, etc.:     3 World Financial Center
                                    New York, New York 10285


OTHER TERMS:

     The Representatives waive delivery of the letter specified in Section 7(e) of the Underwriting Agreement to be furnished on the date of this Pricing Agreement to the Representatives by Arthur Andersen & Co.